Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 5 to the Registration Statement on Form F-1 (No.333-248561) and related Prospectus of Aeterna Zentaris Inc. and to the incorporation by reference therein of our report dated March 22, 2023, with respect to the consolidated financial statements of Aeterna Zentaris Inc. as of December 31, 2022 and for each of the years in the two-year period ended December 31, 2022, included in its Annual Report on Form 20-F for the year ended December 31, 2023 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Montreal, Canada

May 30, 2024